EXHIBIT 99.4

FORM OF LETTER
VISKASE COMPANIES, INC.

12,307,692 Shares of Common Stock

Offered Pursuant to 12,307,692 Subscription Rights
Distributed to Stockholders
of Viskase Companies, Inc.

To Securities Dealers, Commercial Banks,
Trust Companies and Other Nominees:

This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with the rights offering (the “Rights Offering”) by Viskase Companies, Inc. (“Viskase”) of shares of Common Stock (as such term is defined below), pursuant to transferable subscription rights (the “Subscription Rights”) distributed to all holders of record (“Recordholders”) of shares of Viskase common stock, par value $0.01 per share (the “Common Stock”), at 5:00 p.m., New York City time, on December 30, 2006 (the “Record Date”). The Subscription Rights and Common Stock are described in the Viskase prospectus dated          , 2006 (the “Prospectus”).

In the Rights Offering, Viskase is offering an aggregate of 12,307,692 shares of Common Stock and distributing an aggregate of 12,307,692 Subscription Rights, as described in the Prospectus.

The Subscription Rights will expire, if not exercised, at 5:00 p.m., New York City time, on February 27, 2007, unless extended in the sole discretion of Viskase (as it may be extended, the “Expiration Date”).

Each Subscription Right allows the holder thereof to subscribe for one share of Common Stock at the price of $1.95 per share (the “Subscription Price”), to be paid in cash.

The Subscription Rights are evidenced by a transferable Subscription Rights certificate (a “Subscription Rights Certificate”) registered in your name or the name of your nominee. Each beneficial owner of shares of Common Stock registered in your name or the name of your nominee is entitled to 1.23860025 Subscription Rights for each share of Common Stock owned by such beneficial owner on the Record Date.

We are asking persons who hold shares of Common Stock beneficially and who have received the Subscription Rights distributable with respect to those shares through a broker, dealer, commercial bank, trust company or other nominee, as well as persons who hold certificates of Common Stock directly and prefer to have such institutions effect transactions relating to the Subscription Rights on their behalf, to contact the appropriate institution or nominee and request it to effect the transactions for them. In addition, we are asking beneficial owners who wish to obtain a separate Subscription Rights Certificate to contact the appropriate nominee as soon as possible and request that a separate Subscription Rights Certificate be issued.

All commissions, fees and other expenses (including brokerage commissions and transfer taxes), other than fees and expenses of the Subscription Agent, incurred in connection with the exercise of the Subscription Rights will be for the account of the holder of the Subscription Rights, and none of such commissions, fees or expenses will be paid by Viskase or the Subscription Agent.

Enclosed are copies of the following documents:

1. Prospectus;

2. Instructions as to Use of Viskase Companies, Inc. Subscription Rights Certificates;

3. Notice of Guaranteed Delivery;

4. A form of letter which may be sent to your clients for whose accounts you hold shares of Common Stock registered in your name or the name of your nominee, with an attached form of instruction; and

5. A return envelope addressed to American Stock Transfer & Trust Company, the Subscription Agent.

Your prompt action is requested. To exercise Subscription Rights, you should deliver the properly completed and signed Subscription Rights Certificate (or the Notice of Guaranteed Delivery if you are following the Guaranteed Delivery Procedures), with payment of the Subscription Price in full for each share of Common Stock subscribed for, to the Subscription Agent, as indicated in the Prospectus. The Subscription Agent must receive the Subscription Rights Certificate or Notice of Guaranteed Delivery with payment of the Subscription Price, including final clearance of any checks, prior to 5:00 p.m., New York City time, on the Expiration Date. A Subscription Rights holder cannot revoke the exercise of its Subscription Rights. Subscription Rights not exercised prior to the Expiration Date will expire.

Additional copies of the enclosed materials may be obtained from Viskase Companies, Inc. by calling its Corporate Secretary at (630) 874-0700.

Very truly yours,

VISKASE COMPANIES, INC.

NOTHING IN THIS PROSPECTUS OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF VISKASE COMPANIES, INC., THE SUBSCRIPTION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE SUBSCRIPTION RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.

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